Exhibit 99.1

OPTIO SOFTWARE REPORTS FOURTH QUARTER

AND FISCAL YEAR 2003 FINANCIAL RESULTS

Reduced Pro Forma Net Losses

ATLANTA—May 1, 2003—Optio Software, Inc. (OTC.CC OPTO.BB), a leading provider of infrastructure software that enhances the form, content, availability and distribution of business critical information, today announced financial results for its fourth quarter and full year ended January 31, 2003.

Fourth Quarter Results

Total revenues for the fourth quarter of 2003 totaled $6.5 million compared to $7.1 million for the third quarter of 2003 and $7.5 million for the same period last year, down 13% from the same period last year. License revenues in the fourth quarter were $2.5 million compared to $2.6 million for the third quarter and $2.7 million for the prior year’s fourth quarter, a 10% reduction from the same period last year. Services and maintenance revenues in the fourth quarter fell 10% to $4.1 million from $4.5 million in the third quarter and decreased 14% from $4.8 million in the fourth quarter last year.

Total gross margin for the fourth quarter of 2003 was 74%, which represented a 14% improvement over the fourth quarter of 2002, which had a 65% gross margin. This improvement in the company’s gross margin was a result of reduced headcount and improved utilization of the company’s consulting services personnel.

Net loss for the fourth quarter of 2003 was $878,000 or $0.05 per share, including a $132,000 loss from discontinued operations, compared to a $426,000 loss in the third quarter of 2003 or $0.02 per share and compared to a net loss in the fourth quarter 2002 of $4.5 million, or $0.24 per share, including a $428,000 loss from discontinued operations.

Cash provided by operations was approximately $930,000 in the fourth quarter. Optio’s cash increased from $3 million as of October 31, 2002 to $3.9 million as of January 31, 2003. The company had no outstanding balance on its line of credit at January 31, 2003.

The company’s day’s sales outstanding (DSOs) decreased to 55 days in the current quarter compared with 63 days in the prior quarter.

Annual Results

Total revenues for 2003 were $27.8 million, a decrease of 10% over total revenue for 2002 of $30.8 million. License revenue for 2003 totaled $10.4 million, a decrease of 17%, compared with the prior year’s $12.6 million in license revenue. Services and maintenance revenues decreased 5% to $17.4 million in the current year from $18.2 million in the prior year.

Total gross margin for the year ended January 31, 2003 was 70%, which represented an 8% improvement over the prior year’s 65% gross margin.

Net loss for the year ended 2003 was $4.8 million, or $0.26 per share including a $132,000 loss from discontinued operations, compared with a loss of $28.4 million, or $1.54 per share in the prior year, which included a $16.7 million loss from discontinued operations.

Pro Forma Results

An explanation of the company’s practice on reporting pro forma results is described below. The following pro forma discussion is for operating results from continuing operations excluding all one-time charges for all comparable periods mentioned. A table showing the reconciliation of net loss in accordance with generally accepted accounting principles to income from continuing operations before one-time charges (“Pro Forma net loss”) is included in the accompanying schedules.

Pro Forma Fourth Quarter Results

Pro forma net loss for the fourth quarter 2003 was $361,000, a 17% improvement over the $426,000 loss for the third quarter of 2003, and a 712% improvement over the $1.2 million loss for the fourth quarter of 2002. Pro forma net loss per share improved to $0.02 per share for the fourth quarter of 2003, compared with $0.06 per share for the fourth quarter of 2002.

Pro Forma Annual Results

Pro forma net loss for the year ended 2003 was $3.8 million, or $0.20 per share, compared with a $6.9 million loss, or $0.38 per share, in the prior year.

Highlights

As previously announced, Warren K. Neuburger resigned as a director and as the president and chief executive officer of the company effective February 1, 2003, and Harvey A. Wagner resigned as chief financial officer effective December 15, 2002. C. Wayne Cape, the current chairman of the board of directors and the founder of the company, was appointed president and chief executive officer of the company and assumed Neuburger’s duties and responsibilities.

Cape said, “I am very excited to return to an active role in the day-to-day operations of Optio. The board of directors, the management team and I believe we have a great opportunity to add considerable value to all our stakeholders – investors, customers and employees alike.”

“Other significant changes occurring in the fourth quarter included the promotion of Caroline Bembry to vice president of finance and the appointment of Paul O’Callaghan to senior vice president of sales effective February 1, 2003,” continued Cape.

“The company continues to demonstrate efforts to return to profitability. The fourth quarter 2003 pro forma losses were cut to $361,000 from $426,000 in the third quarter of

2003. This is a significant step in the right direction and one that shows promise for our continued growth and improvements in 2004,” added Bembry.

“Additionally, product development provided some of our most notable achievements late the fourth quarter of 2003 with the release of e.ComPresentTM 2.0 and The MedEx SuiteTM,” explained Cape. “The continued development of these products—in addition to the delivery of e.ComIntegrate for Windows 2000, announced earlier in the year—not only provides existing customers with a clear upgrade path but also guarantees them improved features that more closely match the demands of today’s business technology. The unveiling of the MedEx Suite—based on the MedForms technology—is especially critical in demonstrating our continued commitment to the healthcare industry and its emerging needs dictated by HIPAA and other legislation,” said Cape.

“We also expanded on our partner initiatives by entering a partnership agreement with PricewaterhouseCoopers Consulting while capitalizing on our existing relationship with J. D. Edwards by earning interface certification on J. D. Edwards ERP 8.0,” said Paul O’Callaghan.

“The significance of each of these achievements was reinforced when we were recognized in our local community by the Atlanta Business Chronicle and Deloitte and Touche as part of the Atlanta Technology 50,” concluded Cape.

Pro Forma Results

Pro forma results and projected pro forma results, which generally measure operating profitability by excluding non-operational and non-cash charges as well as one-time charges, are provided as a complement to the company’s reported net loss, which is provided using generally accepted accounting principles (or GAAP). A table detailing the differences between the company’s reported net loss under GAAP and pro forma results is included in the consolidated statements of operations below.

Management measures the progress of the business using pro forma operating results, which exclude the following line items from the company’s statements of operations:

•	Loss on discontinued operations
•	Severance charges
•	Loss on sale of marketable securities
•	Write-down of goodwill on European entity
•	Closure of Australian office
•	Write-down of ec-Hub investment
•	Write-off of note receivable from a related party
•	Net settlement of a lawsuit
•	Write-off of one large account

About Optio Software, Inc.

Optio Software, Inc. provides infrastructure software that improves the quality of an organization’s communications with customers, suppliers, partners and employees by capturing information from critical data sources and applications, customizing that information for the specific needs of those varied audiences, and delivering and exchanging that information over a global network of digital destinations and formats. Optio’s customers span the manufacturing, healthcare, retail, distribution and financial service industries. Founded in 1981, Optio Software is headquartered in Atlanta, Georgia, with satellite offices in France, Germany and the United Kingdom. For more information, please visit: www.optiosoftware.com.

Forward Looking Statements

This press release includes statements and other matters that could be considered to be forward-looking and subject to a number of risks and uncertainties that could cause actual results to differ materially from expectations. Such forward-looking statements are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 and Section 27A of the Securities Act and are made based on management’s current expectations or beliefs as well as assumptions made by, and information currently available to, management. Factors that might cause or contribute to such differences include, but are not limited to, risks associated with Optio’s reliance on strategic marketing and reseller relationships, fluctuations in operating results because of acquisitions or dispositions, changes in competition, changes in economic conditions in the U.S. and in other countries in which Optio currently does business (both general and relative to the technology industry), delays in developing new software, market acceptance of new products or the failure of new products to operate as anticipated, expectation of achieving and sustaining operating or pro forma profits and earnings, including the timing of such flow and company performance, disputes regarding Optio’s intellectual property, delays in responding to technological changes, risks relating to the delisting of our stock, possible adverse results of pending or future litigation, or risks associated with Optio’s international operations. Pro forma operating results are not standard accounting terms as defined by the accounting principles generally accepted in the United States of America and may not be comparable to similarly titled measures reported by other companies. In addition, other written or oral statements that constitute forward-looking statements may be made by or on behalf of Optio. These and additional factors are set forth in “Safe Harbor Compliance Statement for Forward-Looking Statements” included as Exhibit 99.8 to Optio’s Annual Report on Form 10-K. You should carefully review these risks and additional risks described in other documents Optio files from time to time with the Securities and Exchange Commission, including the Quarterly Reports on Form 10-Q that Optio has filed.

Contact:

Ben Lazar

Optio Software, Inc.

770-576-3500

blazar@optiosoftware.com

OPTIO SOFTWARE, INC.

Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended		Year Ended
	January 31,		January 31,
	2003	2002	2003	2002
Revenue:
License fees	$2,462	$2,749	$10,445	$12,592
Services, maintenance, and other	4,087	4,755	17,379	18,228

	6,549	7,504	27,824	30,820
Cost of revenue:
License fees	187	188	549	519
Services, maintenance, and other	1,547	2,421	7,808	10,395

	1,734	2,609	8,357	10,914

	4,815	4,895	19,467	19,906
Operating expenses:
Sales and marketing	2,782	3,360	12,821	15,915
Research and development	888	1,057	4,278	4,487
General and administrative	1,865	1,957	6,962	7,626
Depreciation and amortization	216	435	920	1,417

	5,751	6,809	24,981	29,445

Loss from operations	(936)	(1,914)	(5,514)	(9,539)

Other income (expense):
Interest income	54	64	233	273
Interest expense	(21)	(14)	(51)	(103)
Write-down of ec-Hub Investment	—	(2,009)	—	(2,209)
Other	21	(168)	44	(154)

	54	(2,127)	226	(2,193)

Loss before income taxes	(882)	(4,041)	(5,288)	(11,732)
Income tax expense (benefit)	(93)	2	(578)	15

Loss from continuing operations	(789)	(4,043)	(4,710)	(11,747)

Loss from discontinued operations	(89)	(428)	(132)	(16,679)

Net loss	$(878)	$(4,471)	$(4,842)	$(28,426)

Net loss per share—basic and diluted	$(0.05)	$(0.24)	$(0.26)	$(1.54)

Weighted average shares outstanding—basic and diluted	19,127,498	18,547,530	18,962,662	18,419,487

Net loss per share from continuing operations	$(0.04)	$(0.22)	$(0.25)	$(0.64)

Weighted average shares outstanding—basic and diluted	19,127,498	18,547,530	18,962,662	18,419,487

OPTIO SOFTWARE, INC.

Condensed Consolidated Balance Sheets

(in thousands)

	January 31,	January 31,
	2003	2002
ASSETS
Current Assets:
Cash, cash equivalents and marketable securities	$3,902	$5,583
Accounts receivable, net	4,112	6,383
Notes receivable from M2	101	360
Other current assets	1,605	811

Total current assets	9,720	13,137

Property and equipment, net	912	1,570
Notes receivable	3,571	3,640
Other assets	240	255

Total Assets	$14,443	$18,602

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$1,656	$1,329
Other accrued liabilities	3,657	3,425
Deferred revenue	5,849	6,115
Current portion of debt and capital lease obligations	118	144

Total current liabilities	11,280	11,013

Long-term portion of debt and capital lease obligations	167	224
Long-term accrued expenses	130	—
Deferred revenue	92	111
Shareholders’ equity	2,774	7,254

Total liabilities and shareholders’ equity	$14,443	$18,602

Reconciliation of Net Loss in Accordance with Generally Accepted Accounting Principles to Pro Forma Net Loss

	Three Months Ended		Year Ended
	January 31,		January 31,
	2003	2002	2003	2002
Net loss	$(878)	$(4,471)	$(4,842)	$(28,426)
Discontinued operations	89	428	132	16,679
Severance charges	303	569	707	923
Loss of sale of marketable securities		163		144
Write-down of goodwill related to European entity		139		139
Closure of Australian office			111
Write-down of ec-Hub investment		2,009		2,209
Write-off of note receivable from related party				762
Write-off of one large account receivable				650
Net settlement of a lawsuit	125		125

Pro forma net loss	$(361)	$(1,163)	$(3,767)	$(6,920)

Loss per share from continuing operations before on-time charges	$(0.02)	$(0.06)	$(0.20)	$(0.38)